Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin 2009 Directors Equity Plan of our reports dated February 26, 2008, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Baltimore, MD

November 20, 2008